SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2009

MARVEL ENTERTAINMENT, INC.

(Exact Name of Registrant as specified in its charter)

Delaware	001-13638	13-3711775
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

417 Fifth Avenue, New York, New York	10016
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 576-4000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On August 31, 2009, The Walt Disney Company, a Delaware corporation (“Disney”), Maverick Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Disney (“Merger Sub”), Maverick Merger Sub, LLC, a single member Delaware limited liability company and wholly owned subsidiary of Disney (“Merger LLC”), and Marvel Entertainment, Inc., a Delaware corporation (“Marvel”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, Disney has agreed to acquire Marvel through a merger of Merger Sub with and into Marvel (the “Merger”), with Marvel to be the surviving corporation in the Merger (the “Surviving Corporation”), which will be followed, immediately after the effective time of the Merger, by a merger of the Surviving Corporation with and into Merger LLC (the “Upstream Merger”), with Merger LLC to be the surviving entity in the Upstream Merger. As a result of the Merger, Marvel will become a wholly owned subsidiary of Disney. Merger Sub and Merger LLC are collectively referred to herein as the “Acquisition Subsidiaries.”

The special meeting at which Marvel stockholders will consider and vote on a proposal to adopt the Merger Agreement is scheduled to take place on December 31, 2009 at 9:00 a.m.

As previously disclosed, Marvel, its board of directors and Disney and, in certain instances, the Acquisition Subsidiaries are named as defendants in purported class action lawsuits brought by alleged Marvel stockholders challenging Marvel’s proposed merger with Disney. The stockholder actions were filed in the Supreme Court of the State of New York, County of New York (Michael Golombuski v. Marvel Entertainment, Inc., et al., filed August 31, 2009 and Alan W. Meerow v. Marvel Entertainment, Inc. et al., filed September 15, 2009) and in the Delaware Court of Chancery (Christine Vlatos v. Sid Ganis, et al., filed September 1, 2009; Paul W. Morand v. Morton F. Handel et al., filed on September 8, 2009; and Port Authority of Allegheny County Retirement and Disability Allowance Plan for Employees Represented by Local 85 of the Amalgamated Transit Union v. Isaac Perlmutter, et al., filed on September 10, 2009). The stockholder actions generally allege, among other things, that (i) each member of the Marvel board of directors breached his fiduciary duties to Marvel and its stockholders by authorizing the sale of Marvel to Disney, (ii) the merger does not maximize value to Marvel stockholders, (iii) the defendants failed to provide stockholders with allegedly material information related to the proposed transaction and (iv) Disney and Marvel aided and abetted the breaches of fiduciary duty allegedly committed by the members of the Marvel board of directors. The stockholder actions seek class action certification and equitable relief, including judgments enjoining the defendants from consummating the merger on the agreed-upon terms. The two actions in the Supreme Court of the State of New York, County of New York were consolidated on October 8, 2009 under the new caption In re: Marvel Entertainment, Inc. Shareholder Litigation (the “New York Action”). The Vlatos and Morand actions in the Delaware Court of Chancery (the “Delaware Court”) were consolidated on October 26, 2009 under the new caption In re: Marvel Entertainment, Inc. Shareholder Litigation (the “Delaware Action,” and together with the New York Action, the “Actions”). On October 9, 2009, the plaintiffs filed in the Delaware Court a Notice and Proposed Order of Dismissal without prejudice of the action entitled Port Authority of Allegheny County Retirement and Disability Allowance Plan for

Employees Represented by Local 85 of the Amalgamated Transit Union v. Isaac Perlmutter, et al. On December 17, 2009, the Court entered the order dismissing the Port Authority action.

On December 16, 2009, the parties to the New York Action and the parties to the Delaware Action entered into a Memorandum of Understanding (“MOU”) providing for the settlement of the Actions. Pursuant to the terms of the MOU, Marvel agreed to provide certain additional disclosures to Marvel stockholders in its definitive proxy statement/prospectus, which Disney filed with the SEC pursuant to Rule 424 on December 2, 2009 (the “Proxy Statement/Prospectus”).

The settlement is subject to the execution of definitive documentation, notice to the shareholder class and final approval of the settlement by the New York Court. Upon final approval, the Actions will be dismissed with prejudice and all claims of plaintiffs will be released.

Important Merger Information and Additional Information:

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. Investors are urged to read the Proxy Statement/Prospectus regarding the proposed transaction, because it contains important information. You may obtain copies of all documents filed with the SEC regarding this transaction, including the Proxy Statement/Prospectus, free of charge at the SEC’s website, www.sec.gov, or by directing a request to The Walt Disney Company, 500 South Buena Vista Street, Burbank, CA 91521-9722, Attention: Shareholder Services or by directing a request to Marvel’s proxy solicitor, MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016 or by calling Mackenzie Partners, Inc. at (800) 322-2885 (toll free) or (212) 929-5500 (call collect).

Disney, Marvel, their respective directors and certain of their executive officers may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of Marvel is set forth in the Proxy Statement/Prospectus. Information about the directors and executive officers of Disney is set forth in its definitive proxy statement, which was filed with the SEC on January 16, 2009.

Certain statements in this 8-K are forward-looking statements, including statements relating to the anticipated settlement of the Actions. These forward-looking statements are subject to certain risks and uncertainties, including the risk that the New York Court will not approve the settlement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Marvel Entertainment, Inc.

By:	/s/ John Turitzin
Name:	John Turitzin
Title:	Executive Vice President and General Counsel

Date: December 21, 2009